As filed with the Securities and Exchange Commission on August 2, 2011

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware	06-1576013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1220 N. Simon Circle, Anaheim, California	92806
(Address of Principal Executive Offices)	(Zip Code)

DDi Corp. 2011 Stock Incentive Plan

(Full title of the plan)

Kurt E. Scheuerman

Vice President & General Counsel

DDi Corp.

1220 N. Simon Circle

Anaheim, California 92806

(Name and address of agent for service)

(714) 688-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act). (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $.001 par value	1,947,580 shares	$7.79	$15,171,648	$1,583

(1)	As described in the Explanatory Note in this registration statement, the number of shares of common stock, par value $0.001 per share (“Common Stock”) registered hereby consists of (a) 1,750,000 shares being registered for the first time pursuant to the DDi Corp. 2011 Stock Incentive Plan (the “2011 Plan”), plus (b) 197,580 shares (the “Carryover Shares”) that were previously registered under the DDi Corp. 2005 Stock Incentive Plan (as amended and restated) (the “2005 Plan”) on Form S-8, filed with the Securities and Exchange Commission on June 25, 2008 (Registration Statement No. 333-147210) (the “2008 S-8”).
(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	In accordance with Rule 457(h)(1), the offering price for the shares to be registered has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) as $7.79 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on July 29, 2011 (a date within 5 business days prior to the date of filing this Registration Statement). The Registrant is paying registration fees solely with respect to the 1,750,000 shares of Common Stock being newly registered hereby. The registration fee with respect to the Carryover Shares was paid upon filing of the 2008 S-8 as described in footnote 1 above, and no further registration fee is required.

EXPLANATORY NOTE

The stockholders of DDi Corp. (the “Company”) approved the Company’s 2011 Stock Incentive Plan (the “2011 Plan”) on May 17, 2011 (the “Effective Date”). As provided in the 2011 Plan, the following shares of common stock, par value $0.001 per share (“Common Stock”) are available for issuance thereunder: (a) 1,750,000 shares of Common Stock (the “New Shares”), and (b) 197,500 shares (the “Carryover Shares”), consisting of (i) shares remaining available for future grants under the Company’s 2005 Stock Incentive Plan (as amended and restated) (the “2005 Plan”) as of the Effective Date, plus (ii) shares subject to awards made under the 2005 Plan that expired, were forfeited, or settled in cash after the Effective Date.

The purpose of this registration statement is to register the New Shares and the Carryover Shares. The Carryover Shares consist of 197,500 shares previously registered under the 2005 Plan on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2008 (Registration Statement No. 333-147210) (the “2008 S-8”). The 2008 S-8 registered 1,000,000 shares of Common Stock, which brought the total number of shares of Common Stock available under the 2005 Plan, including shares registered pursuant to Registration Statement Nos. 333-128656 and 333-147210, to 3,142,857.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated into this Registration Statement and made a part hereof by this reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission on February 22, 2011;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011, filed with the Securities and Exchange Commission on April 28, 2011, and for the quarterly period ended June 30, 2011, filed with the Securities and Exchange Commission on July 29, 2011;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on March 15, 2011, May 23, 2011, and June 3, 2011;

(d)	The description of the Registrant’s common stock, $0.001 par value, set forth in the Form 8-A/A (Amendment No. 1) (File No. 000-30241) Registration Statement filed with the Securities and Exchange Commission on January 20, 2004, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. The Charter provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Charter and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Registrant has obtained liability insurance for its officers and directors.

The Company has entered into indemnity agreements with certain of its current officers and directors. Pursuant to the indemnity agreements, each non-employee director and executive officer of the Company will be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the director or officer, or on the director’s or officer’s behalf, arising out of his or her service as an officer or director. The indemnity agreements further provide procedures for the determination of the right of the director or officer to receive indemnification and the advancement of expenses.

Item 7. Exemption From Registration Claimed.

Not applicable

Item 8. Exhibits.

The exhibits listed below are hereby filed with the Securities and Exchange Commission as part of this Registration Statement on Form S-8. Certain of the following exhibits have been previously filed with the Commission pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Such exhibits are identified in the chart to the right of the Exhibit and are incorporated herein by reference.

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of DDi Corp.		8-K		3.1	12/13/2003

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of DDi Corp.		8-K		3.1	2/8/2006

4.3	Amended and Restated Bylaws of DDi Corp.		8-K		3.1	12/11/2007

4.4	DDi Corp. 2011 Stock Incentive Plan, as amended		10-Q	6/30/2011	10.1	7/29/2011

4.5	Form of Stock Option Agreement under the DDi Corp 2011 Stock Incentive Plan, as amended		10-Q	6/30/2011	10.2	7/29/2011

4.6	Form of Restricted Stock Agreement under the DDi Corp 2011 Stock Incentive Plan, as amended		10-Q	6/30/2011	10.3	7/29/2011

5.1	Opinion of Legal Counsel	X

23.1	Consent of Grant Thornton LLP	X

23.2	Consent of PricewaterhouseCoopers LLP	X

23.3	Consent of Legal Counsel (included in Exhibit 5.1)	X

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on August 2, 2011.

DDi CORP.

By:	/S/ J. MICHAEL DODSON
J. Michael Dodson Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mikel H. Williams, J. Michael Dodson, and Kurt E. Scheuerman as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/S/ MIKEL H. WILLIAMS	President, Chief Executive Officer and a Director	August 2, 2011
Mikel H. Williams	(Principal Executive Officer)

/S/ J. MICHAEL DODSON	Chief Financial Officer	August 2, 2011
J. Michael Dodson	(Principal Financial Officer)

/S/ WAYNE T. SLOMSKY	Chief Accounting Officer	August 2, 2011
Wayne T. Slomsky	(Principal Accounting Officer)

/S/ ROBERT J. AMMAN	Director	August 2, 2011
Robert J. Amman

Director
Jay B. Hunt

/S/ ANDREW E. LIETZ	Director	August 2, 2011
Andrew E. Lietz

/S/ LLOYD I. MILLER, III	Director	August 2, 2011
Lloyd I. Miller, III

Director
Bryant R. Riley

/S/ STEVEN C. SCHLEPP	Director	August 2, 2011
Steven C. Schlepp

Director
Carl R. Vertuca, Jr.

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of DDi Corp.		8-K		3.1	12/13/2003

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of DDi Corp.		8-K		3.1	2/8/2006

4.3	Amended and Restated Bylaws of DDi Corp.		8-K		3.1	12/11/2007

4.4	DDi Corp. 2011 Stock Incentive Plan, as amended		10-Q	6/30/2011	3.4	7/29/2011

4.5	Form of Stock Option Agreement under the DDi Corp 2011 Stock Incentive Plan, as amended		10-Q	6/30/2011	3.4	7/29/2011

4.6	Form of Restricted Stock Agreement under the DDi Corp 2011 Stock Incentive Plan, as amended		10-Q	6/30/2011	3.4	7/29/2011

5.1	Opinion of Legal Counsel	X

23.1	Consent of Grant Thornton LLP	X

23.2	Consent of PricewaterhouseCoopers LLP	X

23.3	Consent of Legal Counsel (included in Exhibit 5.1)	X